EXHIBIT 99.1

BAR HARBOR BANKSHARES ADDED TO RUSSELL 2000 AND RUSSELL 3000 INDICES

BAR HARBOR, Maine (June 26, 2009) – Bar Harbor Bankshares (the "Company") (NYSE Amex: BHB) the parent company of Bar Harbor Bank & Trust, today announced that it has been added to the Russell 2000 and Russell 3000 indices effective after the stock market close of June 26, 2009.

The indices are comprised of publicly traded companies who meet the criteria of the indices. Member companies are drawn from the 4000 largest companies meeting the indices’ criteria as of the end of each May and are added or deleted annually as the indices are reconstituted each June. Russell determines membership for its equity indices primarily by objective market capitalization rankings and style attributes. The Russell indices are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

In making the announcement, Bar Harbor Bankshares President & CEO, Joseph M. Murphy said, "We are very pleased with the Company’s inclusion in these widely-recognized indices. We believe that the Company’s inclusion reflects well upon its earnings and stock price performance during a difficult period for the financial services sector and the economy in general."

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.